Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*].

PATENT LICENSE AGREEMENT

between

PROTEIN DESIGN LABS, INC.

and

SEATTLE GENETICS, INC.

This Agreement (“Agreement”), effective as of January 9, 2004 (“Effective Date”), is made by and between PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 34801 Campus Drive, Fremont, California 94555 U.S. (hereinafter “PDL”) and SEATTLE GENETICS, INC., a Delaware corporation having its principal office at 21823 30th Drive Southeast, Bothell, Washington 98021 (hereinafter “Seattle Genetics”).

RECITALS

A. Seattle Genetics and PDL are parties to a Patent Rights Master Agreement and Research License Agreement (“Master Agreement”), dated as of January 9, 2004, pursuant to which Seattle Genetics and PDL have agreed to enter into this Agreement under which PDL will license to Seattle Genetics’ rights under certain patents owned or controlled by PDL designated as the “Queen et al. Patents” related to humanized antibodies with respect to Seattle Genetics’ humanized antibody directed against the Antigen (as defined below); and

B. PDL is willing to license to Seattle Genetics such rights under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01 “Affiliate” means, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party during the term of this Agreement, where “control” means the ownership of not less than fifty percent (50%) of the voting shares of a corporation, or decision-making authority as to an unincorporated entity, provided that such entity shall be an Affiliate only so long as such control exists.

1.02 “Antibody” means any antibody directed against an Antigen, including without limitation, monospecific and bispecific antibodies (but a separate license shall be required for each Antigen targeted by a bispecific antibody); less than full-length antibody forms such as Fv, Fab, and F(ab’)2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety.

1.03 “Antigen” means the CD40 antigen designated by Seattle Genetics.

1.04 “Bulk Product” means Licensed Product supplied in a form other than Finished Product which can be converted into Finished Product.

1.05 “Combination Product(s)” means any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.06 “Finished Product(s)” means any and all Licensed Products in a form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

1.07 “Licensed Product(s)” means an Antibody with respect to which Seattle Genetics has either significant marketing rights or has expended development effort (including without limitation created and/or humanized the Antibody or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, a Valid Claim.

1.08 “Net Sales” means the aggregate gross revenues whether in cash or in kind, payable from or on account of the sale or other disposition of Licensed Products by Seattle Genetics, Affiliates of Seattle Genetics, Seattle Genetics’ sublicensees, or Affiliates of Seattle Genetics’ sublicensees to an independent third party not an Affiliate of Seattle Genetics, a sublicensee of Seattle Genetics, or an Affiliate of a sublicensee of Seattle Genetics, less an allowance of [*] to cover factors such as (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) outer packing, freight and freight insurance costs. If Seattle Genetics or any of its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to Seattle Genetics, or as reasonably estimated by Seattle Genetics if unknown, shall be included in the definition of Net Sales.

Net Sales for Bulk Products shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

The method of calculating Net Sales of materials in forms other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by good faith discussion between PDL and Seattle Genetics prior to the first sale or transfer of any such material by Seattle Genetics to a non-Affiliate.

[*]	Confidential treatment has been requested with respect to the omitted portions.

1.09 “Licensed PDL Patent(s) “ means all patent and patent applications related generally to the humanization of Antibodies consisting of the Licensed PDL U.S. Patents and Licensed PDL Foreign Patents.

1.10 “Licensed PDL U.S. Patents” shall mean the U.S. patents identified on Exhibit A, and any continuations, continuations-in-part, reissues, extensions or patent term extension of any such patent, divisions of such patents or patent applications or any substitute applications therefor, and any supplementary protection certificate, confirmation patent or registration patent or patent of addition based on any such patent owned by PDL during the term of this Agreement.

1.11 “Licensed PDL Foreign Patents” shall mean (1) any non-U.S. patents or patent applications identified on Exhibit A, and (2) any non-U.S. counterpart patents of Licensed PDL U.S. Patents owned by PDL during the term of this Agreement.

1.12 “Regulatory Authority” means the U.S. Food and Drug Administration or foreign counterparts thereto, as the case may be.

1.13 “Valid Claim” means a claim of an issued and unexpired patent included in Licensed PDL Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. LICENSE

2.01 License Grant. Subject to the terms and conditions of this Agreement, PDL hereby grants and Seattle Genetics hereby accepts a worldwide, nonexclusive license under the Licensed PDL Patents, including the right to grant sublicenses in accordance with Section 2.02, to make, have made, import, use, market, promote, offer for sale and sell or otherwise dispose of Licensed Products.

2.02 Limitation on Sublicenses; Notification. Seattle Genetics shall have the right to grant sublicenses of its rights under Section 2.01 with respect to Licensed Products, provided that Seattle Genetics shall grant such sublicenses only in connection with the assignment or license by Seattle Genetics to such sublicensee of the right to make, have made, import, use, market, promote, offer for sale, sell or otherwise dispose of Licensed Products. Notwithstanding the assignment or grant of a sublicense by Seattle Genetics hereunder, Seattle Genetics shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant of any sublicenses under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and Seattle Genetics shall remain fully responsible to PDL for the performance of any and all such terms by its sublicensees. Promptly following execution of any sublicense hereunder, Seattle Genetics shall notify PDL of the identity of the sublicensee and the scope of the sublicense (including the Antigen for the sublicensed Antibody and the territory).

2.03 Updates to List of Licensed PDL Patents. Upon written request of Seattle Genetics (which request shall not be made more than once per calendar year), PDL agrees to provide a written update listing the Licensed PDL Patents, and such update shall constitute an amendment to Exhibit A. PDL may, at its option, furnish such update to Seattle Genetics from time to time during the term of this Agreement. It is deemed that the newly listed Licensed PDL Patents added by amendment to Exhibit A have been licensed by Seattle Genetics under this Agreement.

2.04 No Other License Rights. Seattle Genetics expressly acknowledges and agrees that, except for the license expressly granted under Section 2.01, no rights to any other PDL patents or patent applications, or to any know-how, trade secrets or licenses are included in this Agreement or granted by implication, estoppel or otherwise.

3. PAYMENTS, ROYALTIES, REPORTS

3.01 Royalties to PDL. In further consideration of the licenses granted under this Agreement, Seattle Genetics shall pay to PDL on a country-by-country basis a royalty of [*] of the Net Sales of all Licensed Products sold by Seattle Genetics or its Affiliates or sublicensees in each country until the last date on which there is a Valid Claim that, but for the licenses granted to Seattle Genetics under this Agreement, would be infringed by the importation, making, using, having made or sale of that Licensed Product in such country or by the manufacture of Licensed Products in the country of manufacture. After the Effective Date, Seattle Genetics shall not pay any additional or related royalties for any additional Licensed PDL Patents covering Licensed Products that may issue in the future in any country.

3.02 Sales Among Affiliates. Sales or other transfers of Licensed Products between and among Seattle Genetics and any of its Affiliates which are subsequently resold or to be resold by such Affiliates shall not be subject to royalty, but in such cases royalty shall accrue and be calculated on any subsequent sale or other transfer of such Licensed Products to a non-Affiliate.

3.03 Combination Products. Net Sales in a particular country, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question.

3.04 Annual Maintenance Fee. In further consideration of the licenses granted under Article 2, not later than thirty (30) days following the [*] anniversary of the Effective Date and not later than each anniversary thereafter, Seattle Genetics shall pay PDL a nonrefundable annual maintenance fee in the amount of [*].

3.05 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the buying and selling exchange rates for such currency quoted by Citibank, or any other bank mutually agreed to by both parties, at the close of business on the last banking day of each calendar quarter.

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.06 Royalty Reports.

(a) Current Reports. Seattle Genetics agrees to make written reports and royalty payments to PDL within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of the first sale occurs. These reports shall be certified by an officer of Seattle Genetics and shall state for the calendar quarter in question: (1) Net Sales on a country-by-country basis of each Licensed Product, and each Licensed PDL Patent upon which Seattle Genetics is paying royalties with respect to each such Licensed Product, (2) the quantities of Licensed Products sold or manufactured in such quarter, (3) applicable withholding and (4) the net royalty due to PDL thereon pursuant to this Article 3. No later than at the time of the making of each such report, Seattle Genetics shall make any payment due to PDL of royalties for the period covered by such report by wire transfer to the following account (or such other account as PDL may designate in writing from time to time):

[*]

(b) Termination Report. For each Licensed Product, Seattle Genetics also agrees to make a written report to PDL within ninety (90) days after the date on which Seattle Genetics, its Affiliates or sublicensees last sell or otherwise transfer that Licensed Product stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

(c) Notification of Marketing Approval. Seattle Genetics agrees to notify PDL in writing within sixty (60) days after the date on which Seattle Genetics, its Affiliate(s) or sublicensee(s) obtain marketing approval of a Licensed Product in the first country in which such marketing approval is obtained. Such notice shall specify the country in which marketing approval was obtained and the date of such approval. Additionally, Seattle Genetics shall deliver to PDL within one (1) month of receipt by Seattle Genetics, Seattle Genetics’ Affiliates or Seattle Genetics’ sublicensees, or within one (1) month of the availability of the document: (a) a copy of every marketing authorization for a Licensed Product, (b) a copy of the official journal page from each country granting the marketing approval, including the approval number and date of authorization for each approved Licensed Product, and (c) to the extent applicable, a copy of the EMEA Commission Decision.

3.07 Inspection. Seattle Genetics agrees to keep, and to require any of its Affiliates or sublicensees to keep, clear, accurate and complete records for a period of at least three (3) years for each reporting period in which Net Sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records, and to require any of its Affiliates or sublicensees to permit their books and records, to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to Seattle Genetics from time-to-time, but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that Seattle Genetics underpaid PDL by [*] or more, then the audit fees shall be paid by Seattle Genetics. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

[*]	Confidential treatment has been requested with respect to the omitted portions.

3.08 Withholding.

(a) Payments. The amounts payable under Sections 301 and 3.04 shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with Seattle Genetics in obtaining a refund of any withholding taxes or levies paid by Seattle Genetics, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by Seattle Genetics under this Agreement, PDL agrees to promptly remit such refund amount to Seattle Genetics.

(b) Royalty Payments. Seattle Genetics may withhold from royalties due to PDL amounts for payment of any withholding tax that Seattle Genetics has paid to any taxing authority with respect to the royalty amounts due to PDL hereunder; provided that Seattle Genetics promptly delivers to PDL proof of payment of all such taxes together with copies of all communications from or with such governmental authority with respect thereto. Seattle Genetics shall use commercially reasonable efforts to minimize any such taxes required to be withheld on behalf of PDL by Seattle Genetics, its Affiliates or sublicensees. Seattle Genetics agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products.

3.09 Interest on Overdue Royalties. Seattle Genetics shall be liable for interest on any overdue royalties, at the rate of [*] per annum, or the highest rate allowed by law, whichever is less, commencing on the date such royalties are due until paid.

4. PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

4.01 Prosecution. PDL hereby agrees that, at its own expense and in its sole discretion, consistent with its own internal strategic decisions regarding prosecution and maintenance of the Licensed PDL Patents, it will use commercially reasonable efforts to:

(a) prosecute any patent applications included in the Licensed PDL Patents and to secure the most extensive protection reasonably obtainable under the Licensed PDL Patents; and

b) maintain the claims in patents included in the Licensed PDL Patents as valid and enforceable claims for the full term thereof.

4.02 Defense Of Licensed PDL Patents. With respect to the Licensed PDL Patents licensed under this Agreement, PDL at its sole cost and expense agrees to take all steps and proceedings and to undertake such other acts as PDL may, in its sole discretion and consistent with its own internal strategic decisions regarding enforcement of the Licensed PDL Patents, deem necessary or advisable to restrain any infringement or improper or unlawful use of the Licensed PDL Patents and to recover any actual or punitive compensation therefor. PDL shall have the sole right to take such steps, conduct any such proceedings or undertake any such action to restrain any infringement or improper or unlawful use of the Licensed PDL Patents, whether or not Seattle Genetics is a party to such steps, proceedings or actions, all of which shall be at PDL’s expense; provided that Seattle Genetics shall provide reasonable assistance to PDL. Any monies recovered from alleged infringers shall be retained by PDL.

[*]	Confidential treatment has been requested with respect to the omitted portions.

4.03 Notification of Third Party Infringements. Seattle Genetics shall promptly notify PDL in writing of any actual or suspected infringement of any Licensed PDL Patents, which notification shall specify in reasonable detail the nature of such actual or suspected infringement.

5. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS; INDEMNIFICATION

5.01 Valid Agreement. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement and that the signatory hereto is duly authorized to execute and deliver this Agreement.

5.02 Current PDL Patent Rights. The Licensed PDL Patents constitute all of the patents and patent applications owned by PDL as of the Effective Date that relate generally to the humanization of antibodies.

5.03 Disclaimers. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity, enforceability or scope of any Licensed PDL Patents; (b) a requirement that PDL file any patent application, or to secure any patent or patent rights, or maintain any patent in force, or to provide copies of patent applications to Seattle Genetics or its Affiliates or sublicensees, or to disclose any inventions described or claimed in such patent applications; or (c) a warranty or representation by PDL that any Licensed Product made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties. Seattle Genetics acknowledges and agrees that any royalties or payments that may be due to third parties in order for Seattle Genetics to make, have made, use, sell or otherwise dispose of Licensed Products shall be the sole responsibility of Seattle Genetics.

5.04 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO LICENSED PDL PATENTS OR ANY CELL LINES, ANTIBODIES OR LICENSED PRODUCTS DEVELOPED BY SEATTLE GENETICS UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF LICENSED PDL PATENTS OR ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY SEATTLE GENETICS UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

5.05 Indemnification. Except to the extent attributable to PDL’s gross negligence, willful misconduct or breach of any of its covenants, representations or warranties under this Agreement, Seattle Genetics shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) (each a “Liability”) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of Seattle Genetics or its Affiliates or sublicensees and (b) the development, manufacture, holding, use, testing, advertisement, sale or other disposition by Seattle Genetics, its Affiliates or sublicensees, or any distributor, customer or representative thereof or any one in privity therewith, of any Licensed Product.

5.06 Procedure for Indemnification. PDL (the “Indemnitee”) shall promptly provide notice to Seattle Genetics (the “Indemnitor”) of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, which notice shall include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Any settlement of a Liability for which any Indemnitee seeks to be reimbursed, indemnified, defended or held harmless under Section 5.05 shall be subject to prior consent of such Indemnitee, such consent shall be withheld unreasonably.

6. CONFIDENTIALITY

6.01 Confidentiality.

(a) PDL and Seattle Genetics acknowledge that in the course of negotiations and furtherance of the interests of the parties hereunder that it may receive (“Recipient”) confidential information of the other party (“Provider”). “Confidential Information” means any and all data and information which (i) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature; or (ii) with respect to any oral presentation or communication, is designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; or (iii) is otherwise characterized by Provider as confidential information.

(b) Each party shall keep confidential and shall not use for any purpose other than the development and commercial exploitation of Licensed Products, during the term of this Agreement and for [*] years after termination hereof, all Confidential Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Confidential Information (a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; (c) is disclosed in good faith to recipient by a third party under a reasonable claim of right, (d) is required to be disclosed pursuant to an order of a court of law or governmental agency, provided that the disclosing party shall advise the other party promptly of any such disclosure requirement in order to permit such other party to undertake efforts to restrict or limit the required disclosure, or (e) disclosure is made to a government regulatory agency as part of such agency’s biological license approval process.

[*]	Confidential treatment has been requested with respect to the omitted portions.

7. TERM AND TERMINATION

7.01 Term. Unless earlier terminated as provided in this Article 7, this Agreement shall come into force on the Effective Date and shall continue until the expiration of the last to expire of the Licensed PDL Patent(s) in accordance with Article 3 above. Thereafter, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully paid-up licenses.

7.02 Termination.

(a) This Agreement may be terminated on sixty (60) days prior written notice by Seattle Genetics.

(b) If either party shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within sixty (60) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within sixty (60) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time; provided that if there is a dispute between the parties regarding the basis of one party’s termination for breach pursuant to this Section 7.2(b), the termination shall not become effective until final resolution of such dispute pursuant to the procedures set forth in Section 8.11. The foregoing notwithstanding, if Seattle Genetics fails to timely pay PDL the annual maintenance fees or royalty payments set forth in Article 3, Seattle Genetics shall only have [*] days to cure such material breach

(c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party’s property; or (iv) an assignment for the benefit of creditors of the other party.

(d) All right and licenses granted under or pursuant to this Agreement by PDL to Seattle Genetics, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that Seattle Genetics, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its right and elections under the U.S. Bankruptcy Code, subject to performance by Seattle Genetics of its preexisting obligations under this Agreement.

(e) To the extent permitted under applicable law, the license granted under this Agreement may be terminated as to any country by PDL upon [*] prior written notice in the event that [*].

[*]	Confidential treatment has been requested with respect to the omitted portions.

7.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of any previous failure to perform hereunder or by its failure to take action with respect thereto.

7.04 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the confidentiality and indemnity obligations and any accrued payment obligations under Articles 3, 5, 6 and 8 shall survive any termination of this Agreement.

8. MISCELLANEOUS

8.01 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that either party may assign this Agreement to a party which acquires all or substantially all of that party’s business, whether by merger, sale of assets or otherwise.

8.02 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.03 Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

8.04 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be effective three (3) days after such delivery:

If to PDL:	Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94555 USA
Attention: Chief Executive Officer

Copy to:	Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94555 USA
Attention: General Counsel

If to Seattle Genetics:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attention: Chief Executive Officer

Copy to:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attention: General Counsel

8.05 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be construed in the English language and governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

8.06 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.07 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

8.08 Publicity. PDL may issue a press release concerning the parties’ entry into this Agreement, with the content of such release to be approved in advance by Seattle Genetics, which approval shall not be unreasonably withheld. Except as required by applicable law, rule or regulation, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

8.09 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

8.11 Dispute Resolution. The Parties agree that if any dispute or disagreement arises between PDL on the one hand and Seattle Genetics on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

(a) The Party claiming that such a dispute exists shall give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute;

(b) Within fourteen (14) business days of receipt of a Notice of Dispute, a nominee or nominees of PDL and a nominee or nominees of Seattle Genetics shall meet in person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavors to resolve the dispute;

(c) If, within a further period of fourteen (14) business days, the dispute has not been resolved, the President of Seattle Genetics and the President of PDL shall meet at a mutually agreed upon time and location for the purpose of resolving such dispute;

(d) If, within a further period of thirty (30) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the same shall be submitted by the Parties to arbitration in Santa Clara County, California in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided herein. The Parties shall choose, by mutual agreement, one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. The judgment rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy). If the issues in dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge. Specifically, if the issues in dispute involve scientific or technical matters related to monoclonal antibody technology, any arbitrator chosen hereunder shall have not less than five (5) years of educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific and/or technical knowledge related to monoclonal antibody technology. If the issues in dispute involve patent matters, then such arbitrator shall also be a licensed patent attorney or otherwise knowledgeable about patent law matters and to the extent possible, with monoclonal antibody technology.

(e) In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PDL:		Seattle Genetics:

PROTEIN DESIGN LABS, INC.		SEATTLE GENETICS, INC.

By:	/s/ Mark McDade	By:	/s/ Clay B. Seigall

Title:	CEO	Title:	President and CEO